2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY UPDATES DRILLING RESULTS
AT ITS RANGER ANTICLINE PROJECT AREA

     Houston, Texas - November 20, 2003...Southwestern Energy Company (NYSE: SWN) today announced that it has reached total depth on an exploration well in its Ranger Anticline project area in the Arkoma Basin in Arkansas. The company announced that it has logged apparent pay, and that further testing and drilling will likely be necessary to assess the prospect.

     During the first nine months of 2003, Southwestern drilled 10 wells in its Ranger Anticline area, of which 8 were successful and 2 were dry. The company expects to spud up to 4 development wells in the area during the fourth quarter. Gross production from the field increased to 9.3 MMcf per day at September 30, 2003, compared to 4.3 MMcf per day in December 2002. Since the company began drilling in the area in 1997, it has drilled a total of 26 wells in the project area with 21 wells being successful, at an average finding and development cost of $0.75 per Mcf.

     "Drilling to date in the proven area of the Ranger/Waveland project has been very positive for the company," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "We look forward over the next few months to having a clearer picture as to the potential of our exploration acreage."

     Southwestern Energy Company is an independent energy company primarily focused on the exploration for and production of natural gas. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4897

     All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the company's control, and any other factors listed in the reports the company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the company's performance is included in the company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2002.

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